Exhibit 99.1

Disclosure in Connection with the Proposed Bank Amendment

On June 8, 2009, The Nielsen Company B.V. (the “Company”) announced that Nielsen Finance LLC (“Nielsen Finance”), its wholly owned subsidiary, entered into a Senior Secured Loan Agreement providing for senior secured term loans in the aggregate principal amount of $500 million (the “Term Loans”) and bearing interest at a fixed rate of 8.5%. The Lenders’ obligation to extend Term Loans under the Loan Agreement is subject to the Bank Amendment described below and other customary conditions.

On June 8, 2009, the Company announced that Nielsen Finance has requested that the lenders under its senior secured credit facilities approve certain amendments to the senior secured credit facilities to permit, among other things: (i) future issuances of additional secured notes or loans, including the Term Loans, which may include, in each case, indebtedness secured on a pari passu basis with Nielsen Finance’s obligations under the senior secured credit facilities (and the Term Loans), so long as (a) the net cash proceeds from any such issuance are used to prepay term loans under the senior secured credit facilities at par until $500 million of term loans have been paid, and (b) 90% of the net cash proceeds in excess of the first $500 million from any such issuance (but all of the net cash proceeds after the first $2.0 billion) are used to prepay term loans under the senior secured credit facilities at par; and (ii) allow Nielsen Finance to agree with lenders to extend the maturity of their term loans and revolving commitments and for it to pay increased interest rates or otherwise modify the terms of their loans in connection with such an extension (subject to certain limitations, including mandatory increases of interest rates under certain circumstances) (collectively, the “Bank Amendment”). In connection with the Bank Amendment, Nielsen Finance has offered lenders the option of extending the maturity of their existing term loans from August 9, 2013 to May 1, 2016. The interest rate margins of term loans that have been extended will be increased to 3.75%. The amount of term loans that may be accepted for extension is limited to $1.25 billion (or such greater amount as Nielsen Finance may elect).

On May 12, 2009, the Company commenced a cash tender offer (the “Tender Offer”) for any and all of the remaining outstanding GBP149 million 5.625% EMTN debenture notes (the “Sterling Notes”). The offer period expired on May 22, 2009 and approximately 99% of the outstanding Sterling Notes were tendered. The Company intends to retire all of the outstanding Sterling Notes on June 9, 2009.

The following table sets forth the Company’s cash and cash equivalents and long-term debt profile as of March 31, 2009 both (i) on an actual basis and (ii) on an as-adjusted basis to give effect to the Bank Amendment, the Term Loans and the use of proceeds therefrom, the issuance of Nielsen Finance’s 11 1/2% Senior Notes due 2016 in April 2009 and the use of proceeds therefrom to reduce indebtedness, and the Tender Offer. You should read this table in conjunction with the consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s annual report on Form 10-K for the year ended December 31, 2008 and quarterly report on Form 10-Q for the quarter ended March 31, 2009.

	As of March 31, 2009
	Actual	As adjusted
	(in millions)
Cash and cash equivalents(1)	$410	$312

Long-term debt and capital lease obligations, including current portion:
Revolving credit facility(2)	$295	$75
Non-extended senior secured term loans	5,135	3,404
Extended senior secured term loans	—	1,250
New senior secured fixed rate term loan	—	500
Capital lease obligations and other	121	121

Total secured debt	5,551	5,350

11 5/8 Senior Notes due 2014	298	298
9% Senior Notes due 2014	198	198
10% Senior Notes due 2014	869	869
11 1/2% Senior Notes due 2016(3)	—	461
Other(4)	73	73

Total senior debt	6,989	7,249
12 1/2% Senior Subordinated Discount Notes due 2016	808	808

Total Nielsen Finance LLC debt	7,797	8,057
11 1/8% Senior Discount Notes due 2016	353	353
GBP 5 5 /8% Debenture Loan(5)	211	—
Other EMTN debt	215	215

Total debt	8,576	8,625

(1)

As adjusted amount includes net proceeds of $452 million from the issuance of $500 million aggregate principal amount of 11 1/2% Senior Notes due 2016, net proceeds from the Term Loans of $481 million and subsequent payment of $481 million of existing terms loans, payments of $220 million on the revolving credit facility and approximately $330 million in net cash payments associated with the Tender Offer.

(2)	Does not include approximately $5 million of outstanding letters of credit as of March 31, 2009. The revolving credit facility provides for additional availability of $388 million as of March 31, 2009. As of June 8, 2009, the Company had $75 million of borrowings outstanding, with additional availability of $605 million.

(3)	$500 million face amount issued in April 2009.

(4)	Includes short-term debt in the amount of $2 million, bank overdrafts in the amount of $70 and other long-term debt of $1 million.

(5)	Reflects scheduled purchase and cancellation of 100% of outstanding Sterling Notes on June 9, 2009.